Exhibit 10.9.1

Sirius International Insurance Group, Ltd.
2018 Omnibus Incentive Plan

Restricted Share Unit Award Notice
Holder: [•]
You have been awarded Restricted Share Units (the “Award”) with respect to Common Shares of Sirius International Insurance Group, Ltd., a Bermuda exempted company (the “Company”), pursuant to the terms and conditions of the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “Plan”) and the Restricted Share Unit Award Agreement (together with this Award Notice, the “Agreement”). The Restricted Share Unit Award Agreement and the Plan are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan.
This Agreement shall be null and void unless you agree to be bound by and accept this Agreement on or before [•] by clicking the accept radio button in the Company’s share administration tool, Shareworks by Morgan Stanley.

Grant Date: Book Value per Share at Grant Date:	[•] [•]
Restricted Share Units:	You have been awarded a restricted share unit award with respect to [•] Common Shares (the “Restricted Share Units”), subject to adjustment as provided in the Plan.
Vesting Schedule:
Except as otherwise provided in the Plan, the Agreement or any other agreement between you and the Company or any of its Affiliates, the Restricted Share Units shall vest as of the Annual Shareholders Meeting of the Company in 2021 (the “Vesting Date”), provided that you satisfy the vesting conditions set forth in the Restricted Share Unit Award Agreement.

Form of Settlement
Notwithstanding anything to the contrary in the Agreement, the Award shall be settled in the form of a cash payment in an amount equal to the book value per share of the Common Shares, calculated as of [•], that otherwise would be issued to you pursuant to Section 4 of the Agreement.

                            Sirius International Insurance Group, Ltd.

By:	______________
Name: Kernan V. Oberting
Title:    Chief Executive Officer

Acknowledgment, Acceptance and Agreement:
By accepting this grant, I hereby accept the Award and acknowledge and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.
[•]
__________________________________        Date [•]

Sirius International Insurance Group, Ltd.
2018 Omnibus Incentive Plan

RESTRICTED SHARE UNIT AWARD AGREEMENT
Sirius International Insurance Group, Ltd., a Bermuda exempted company (the “Company”), hereby grants to the individual (the “Holder”) named in the Award Notice attached hereto (the “Award Notice”) as of the grant date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “Plan”), a Restricted Share Unit Award (the “Award”) with respect to the number of Common Shares set forth in the Award Notice, subject to the restrictions, terms and conditions set forth in the Plan and this agreement (this “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Award Notice or the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by clicking the accept radio button in the Company’s share administration tool, Shareworks by Morgan Stanley

2.Rights as a Shareholder. The Holder shall not be entitled to any privileges of ownership with respect to any Common Shares that are granted by this Award unless and until the Common Shares become vested pursuant to Section 3 and the Holder becomes the shareholder of record with respect to such Common Shares. As of each date on which the Company pays a cash dividend to record owners of Common Shares (a “Dividend Date”), the number of Common Shares subject to the Award shall increase by (i) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per Common Share by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a Common Share on such Dividend Date. Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.

3.Restriction Period and Vesting.

3.1. Restriction Period. Except as otherwise provided for herein, the Award shall vest at the next annual meeting of shareholders (the “Vesting Date”), if, and only if, the Holder is, and has been, continuously serving as an Independent Director from the Grant Date through and including the Vesting Date. The period of time prior to the vesting shall be referred to herein as the “Restriction Period.”

3.2. Termination of Service. If the Holder’s service with the Company as an Independent Director is terminated prior to the end of the Restriction Period for any reason, then the unvested portion of the Award shall be immediately forfeited by the Holder and the Common Shares subject to the Award shall be transferred to the Company for no consideration.

3.3. Change in Control. Notwithstanding the foregoing, the Award shall fully vest upon a Change in Control.

4.Clawback of Proceeds.

4.1. Clawback of Proceeds. This award is subject to the clawback provisions in Section 5.14 of the Plan.

4.2. Right of Setoff. The Holder agrees that by accepting the Award the Holder authorizes the Company and its Affiliates to deduct any amount or amounts owed by the Holder pursuant to this Section 4 from any amounts payable by or on behalf of the Company or any affiliate to the Holder, including, without limitation, any amount payable to the Holder as salary, wages, vacation pay, bonus or the vesting or settlement of the Award or any share-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an Affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Holder shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Holder or any other remedy.

5.Transfer Restrictions and Investment Representation.

5.1. Nontransferability of Award. The Award shall not be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, the Award may be exercised or settled during the Holder’s lifetime only by the Holder or the Holder’s legal representative or similar person. Except as permitted by the second preceding sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, such Award and all rights hereunder shall immediately become null and void. All transfer restrictions provided for in this Section 6.1, shall lapse when the Common Shares are issued or delivered to the Holder.

5.2. Investment Representation. The Holder hereby covenants that (a) any sale of any Common Share acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

6.Additional Terms and Conditions of Award.

6.1. Taxation. The Holder understands that the Holder is solely responsible for all tax consequences to the Holder in connection with the Award. The Holder represents that the Holder has consulted with any tax consultants the Holder deems advisable in connection with the Award and that the Holder is not relying on the Company for any tax advice.

6.2. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Common Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the Common Shares subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.3. Award Confers No Rights to Continued Service. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of this Agreement or the Plan, give or be deemed to give the Holder any right to continued service with the Company or any Affiliate or affect in any manner the right of the Company or any Affiliate to terminate the service of any person at any time.

6.4. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions, which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

6.5. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise and the Company shall require any such acquirer successor to assume this Agreement and the obligations and liabilities contemplated hereunder. Holder’s rights, benefits and obligations under this Agreement are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

6.6. Notices. All notices, requests or other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor
Hamilton HM11 Bermuda
Attention: Group General Counsel

If to the Holder:	At the most recent address

on file with the Company
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
6.7. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the Code or the laws of the United States and/or Bermuda, shall be governed by the laws of New York and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

6.9. Entire Agreement. This Agreement and the Plan constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

6.10. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

6.11. Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.12. Compliance with Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly.